Exhibit 99.1
DATE: October 29, 2007
FOR IMMEDIATE RELEASE
AMERICAN MEDICAL SYSTEMS REPORTS THIRD QUARTER REVENUE OF $109.0 MILLION
MINNEAPOLIS, October 29, 2007 — American Medical Systems Holdings, Inc. (NASDAQ: AMMD) reported revenues of $109.0 million for the third quarter of 2007, a 20 percent increase over sales of $90.5 million in the third quarter of 2006. Year over year revenue comparisons are impacted by the July 2006 acquisition of Laserscope. Excluding Laserscope, 2007 and 2006 third quarter base revenue was $83.0 million and $72.0 million, respectively, representing a 15 percent increase. Adjusted for foreign exchange, the Company’s base business growth rate was 14 percent.
The Company reported net income for the quarter of $6.9 million, or $0.09 per share. The prior year’s third quarter had a reported net loss of $58.6 million, or $0.84 per share, and included $61.5 million of in-process research and development (IPR&D) charges from the Laserscope acquisition completed during that quarter, along with a loss from discontinued operations of $0.7 million. Net income for the third quarter of 2006, adjusted to exclude the effect of these charges, was $5.2 million, or $0.07 per share. A reconciliation of reported earnings to these adjusted results for the prior year is included in the attached financial tables.
Martin J. Emerson, President and Chief Executive Officer, noted, “Third quarter revenue performance from most of our base businesses was very strong, with our erectile restoration, male continence, female continence and international laser therapy businesses all recording growth rates at the top end of our expectations or higher. We continue to be pleased with market acceptance of both the Advance™ Male Sling System for treating mild male incontinence and the new MiniArc™ Single Incision Sling System for female incontinence.”
Mr. Emerson further stated, “We are behind our full year growth expectations in our BPH business. The most significant variance to our BPH expectations this year has been our laser therapy business, where we have not maintained consistent revenue performance. Third quarter international laser therapy revenues were sequentially higher than in the second quarter, indicating that our focused efforts outside the U.S. are gaining traction. However, our U.S. laser therapy business struggled in the third quarter following a strong first half of 2007. Despite the inconsistencies we have experienced in our laser therapy business in the past few quarters, we remain optimistic for the therapy’s market potential, and we have a number of initiatives in place to improve both the performance and predictability of the business.”
Credit Facility Amendment
The Company further announced that it has entered into an amendment of senior secured credit facility which modifies certain financial covenants for future quarters. While the Company remains in full compliance with all debt covenants for its third quarter, it has completed an amendment with the support of its lenders lengthening the period of time over which performance ratios must be achieved. Details of the amendment will be shared on the conference call later today and are fully disclosed in a Form 8-K also filed today.

American Medical Systems
October 29, 2007

Outlook
For the year 2007, the Company has updated its expected revenue range to $458 to $464 million, from the previous guidance of $470 to $482 million. Revenue projected for the fourth quarter of 2007 ranges from $124 to $130 million.
The Company’s projected earnings per share from continuing operations for 2007 is anticipated in the range of $0.40 to $0.45 per share, adjusted from the previous guidance of $0.52 to $0.60. Fourth quarter earnings per share is projected to be $0.15 to $0.20.
Earnings Call Information
American Medical Systems will host a conference call today at 5:00 p.m. eastern time to discuss its third quarter 2007 results. Those without internet access may join the call from within the U.S. by dialing 800-886-7217; outside the U.S., dial 706-679-3821.
A live web cast of the call will be available through the Company’s corporate website at www.AmericanMedicalSystems.com and available for replay three hours after the completion of the call.
About American Medical Systems
American Medical Systems, headquartered in Minnetonka, Minnesota and including its 2006 acquisition of Laserscope, is a diversified supplier of medical devices and procedures to cure erectile dysfunction, benign prostatic hyperplasia, incontinence, menorrhagia, prolapse and other pelvic disorders in men and women. These disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. The Company’s products were used to treat approximately 240,000 patients in 2006.
Forward-Looking Statements
This press release contains forward-looking statements relating to the market opportunities, future products, sales and financial results of American Medical Systems. These statements and other statements contained in this press release that are not purely historical fact are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on management’s beliefs, certain assumptions and current expectations. These forward-looking statements are subject to risks and uncertainties such as successfully competing against competitors; physician acceptance, endorsement, and use of AMS products; potential product recalls; successful integration of Laserscope into AMS’ business; successfully managing increased debt leverage and related credit facility financial covenants; factors impacting the stock market and share price and its impact on the dilution of convertible securities; ability of the Company’s manufacturing facilities to meet customer demand; reliance on single or sole-sourced suppliers; successful upgrade of its global software system; loss or impairment of a principal manufacturing facility; clinical and regulatory matters; timing and success of new product introductions; patient acceptance of the Company’s products and therapies; changes in and adoption of reimbursement rates; adequate protection of the Company’s intellectual property rights; product liability claims; and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended December 30, 2006, and its other SEC filings.

American Medical Systems
October 29, 2007

Actual results may differ materially from anticipated results. The forward-looking statements contained in this press release are made as of the date hereof, and AMS undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.
More information about the Company and its products can be found at its website www.AmericanMedicalSystems.com and in the Company’s Annual Report on Form 10-K for 2006 and its other SEC filings.

Contact:	Mark Heggestad
Executive Vice President and Chief Financial Officer
952-930-6495
Mark.Heggestad@AmericanMedicalSystems.com

Marty Emerson
President and Chief Executive Officer
952-930-6334
Marty.Emerson@AmericanMedicalSystems.com

American Medical Systems
October 29, 2007

American Medical Systems Holdings, Inc.
Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 29,	September 30,	September 29,	September 30,
	2007	2006	2007	2006
Net sales	$109,041	$90,500	$333,879	$242,906
Cost of sales	24,441	18,865	77,925	42,302

Gross profit	84,600	71,635	255,954	200,604

Operating expenses
Marketing and selling	42,278	31,465	123,402	88,649
Research and development	9,918	9,295	32,047	22,849
In-process research and development	—	61,500	—	89,575
General and administrative	10,128	8,552	31,704	22,681
Integration costs	—	273	1,103	273
Amortization of intangibles	4,516	5,172	13,969	8,798

Total operating expenses	66,840	116,257	202,225	232,825

Operating income (loss)	17,760	(44,622)	53,729	(32,221)

Other (expense) income
Royalty income	3,482	479	4,664	1,340
Interest income	333	1,364	962	2,120
Interest expense	(9,460)	(8,907)	(28,681)	(9,260)
Financing charges	(1,130)	(491)	(2,667)	(7,446)
Other income	736	107	2,710	397

Total other (expense) income	(6,039)	(7,448)	(23,012)	(12,849)

Income (loss) before income taxes	11,721	(52,070)	30,717	(45,070)

Provision for income taxes	4,796	5,862	12,083	9,485

Net income (loss) from continuing operations	6,925	(57,932)	18,634	(54,555)

Loss from discontinued operations, net of tax	—	(672)	(691)	(672)

Net income (loss)	$6,925	$(58,604)	$17,943	$(55,227)

Net income (loss) per share
Basic net income (loss) from continuing operations	$0.10	$(0.83)	$0.26	$(0.78)
Discontinued operations, net of tax	—	(0.01)	(0.01)	(0.01)

Basic net income (loss)	$0.10	$(0.84)	$0.25	$(0.79)

Diluted net income (loss) from continuing operations	$0.09	$(0.83)	$0.25	$(0.78)
Discontinued operations, net of tax	—	(0.01)	(0.01)	(0.01)

Diluted net income (loss)	$0.09	$(0.84)	$0.24	$(0.79)

Weighted average common shares used in calculation
Basic	72,166	70,122	72,001	69,877
Diluted	73,740	70,122	73,605	69,877

American Medical Systems
October 29, 2007

American Medical Systems Holdings, Inc.
Condensed Balance Sheets
(In thousands)

	September 29, 2007	December 30, 2006
	(Unaudited)
Assets
Current assets
Cash and short-term investments	$24,251	$29,541
Accounts receivable, net	99,268	91,938
Inventories, net	59,884	37,974
Other current assets	20,835	78,715

Total current assets	204,238	238,168

Property, plant and equipment, net	55,513	47,035
Goodwill and intangibles, net	849,713	837,709
Deferred taxes and other assets	4,376	4,179

Total assets	$1,113,840	$1,127,091

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$18,286	$15,430
Accrued liabilities and taxes	55,967	87,103

Total current liabilities	74,253	102,533

Debt and other long term liabilities	710,167	743,396

Total liabilities	784,420	845,929

Stockholders’ equity	329,420	281,162

Total liabilities and stockholders’ equity	$1,113,840	$1,127,091

American Medical Systems
October 29, 2007

American Medical Systems Holdings, Inc.
Condensed Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended
	September 29, 2007	September 30, 2006
Cash flows from operating activities
Net income (loss) from continuing operations	$18,634	$(54,555)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization, including deferred financing costs	22,850	20,606
Non-operating in-process research and development	—	89,575
Other adjustments, including changes in operating assets and liabilities	(13,680)	9,048

Net cash provided by operating activities	27,804	64,674

Cash flows from investing activities
Purchase of property, plant and equipment	(13,930)	(13,484)
Purchase or divestiture of business, net of cash acquired	20,894	(750,853)
Purchase of investments in technology	(379)	(28,075)
Other cash flows from investing activities	(127)	14,030

Net cash provided by (used in) investing activities	6,458	(778,382)

Cash flows from financing activities
Payments on long term debt	(48,919)	—
Proceeds from issuance of convertible notes, net of issuance costs	—	361,218
Proceeds from senior secured credit facility, net of issuance costs	—	352,754
Other cash flows from financing activities	10,272	2,881

Net cash (used in) provided by financing activities	(38,647)	716,853

Cash used in discontinued operations	(691)	(672)

Effect of currency exchange rates on cash	(363)	719

Net (decrease) increase in cash and cash equivalents	(5,439)	3,192

Cash and cash equivalents at beginning of period	29,051	30,885

Cash and cash equivalents at end of period	$23,612	$34,077

American Medical Systems
October 29, 2007

American Medical Systems Holdings, Inc.
Selected Sales Information
(Unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006
Sales
Men’s health	$73,916	$60,446	$225,854	$151,016
Women’s health	35,125	30,054	108,025	91,890

Total	$109,041	$90,500	$333,879	$242,906

Geography
United States	$78,992	$70,466	$243,068	$187,489
International	30,049	20,034	90,811	55,417

Total	$109,041	$90,500	$333,879	$242,906

Percent of total sales
Men’s health	68%	67%	68%	62%
Women’s health	32%	33%	32%	38%

Total	100%	100%	100%	100%

Geography
United States	72%	78%	73%	77%
International	28%	22%	27%	23%

Total	100%	100%	100%	100%

American Medical Systems
October 29, 2007

American Medical Systems Holdings, Inc.
Reconciliation of Reported Net Income to Non-GAAP Adjusted Net Income from Continuing Operations
(Adjustments are presented on a pre-tax basis)
(Unaudited)
(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006
Net income (loss) from continuing operations, as reported	$6.9	$(57.9)	$18.6	$(54.6)

Adjustments to net income (loss):
In-process research and development (a)	—	61.5	—	89.6
Commitment fees on bridge financing (b)	—	—	—	7.0

Adjustments to net income from continuing operations	—	61.5	—	96.6
Tax effect of adjustments to net income from continuing operations and other tax items	—	1.6	—	(10.7)

Total tax affected adjustments to net income from continuing operations	—	63.1	—	85.9

Net income from continuing operations, as adjusted	$6.9	$5.2	$18.6	$31.3

Net income from continuing operations, as adjusted per share
Basic	$0.10	$0.07	$0.26	$0.45
Diluted	$0.09	$0.07	$0.25	$0.44

Weighted average common shares used in calculation:
Basic	72,166	70,122	72,001	69,877
Diluted	73,740	72,035	73,605	72,001

(a)	Consists of the initial charge related to the acquisitions of BioControl Medical, Ltd. Solarant Medical, Inc. and Laserscope.

(b)	Consists of fees incurred for bridge financing commitments related to the acquisition of Laserscope.